Lake Shore Bancorp, Inc. Announces 2020 Second Quarter and Year to Date Financial Results and Declares Dividend

DUNKIRK, N.Y. —  July 27, 2020 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.4 million, or $0.23 per diluted share, for the second quarter of 2020 compared to net income of $805,000, or $0.13 per diluted share, for second quarter of 2019.   For the first six months of 2020, the Company reported unaudited net income of $2.1 million, or $0.35 per diluted share, compared to $1.7 million, or $0.28 per diluted share, for the first six months of 2019.

COVID 19 Pandemic Update

During the second quarter of 2020, the Company continued to be actively engaged in its response to the COVID-19 pandemic. The Bank originated 245 Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans for our customers, which totaled $26.2 million and represented the retention of over 3,300 jobs.  We funded $17.9 million of PPP loans directly and the remaining $8.3 million was funded indirectly via our partnership with Pursuit, a SBA lender that operates in the northeast.

The Company implemented a loan modification program for customers impacted by the pandemic, in line with regulatory guidance, allowing customers to defer loan payments.  During the second quarter of 2020, we approved loan payment deferral requests of up to 90 days on 219 loans, representing $103.1 million, or 21.1%, of the Bank’s loan portfolio as of June 30, 2020. The majority of these customers have not yet requested a second 90 day deferral period, with the exception of 17 loans, or $18.9 million, which have received an additional 90 day deferral to end on September 30, 2020.

While many industries have and will continue to experience adverse impacts as a result of the COVID-19 pandemic, the Company’s management team has considered the categories below to be “at risk” of significant impact.  The table below identifies these segments as well as the outstanding loan balance, committed loan balance, and current outstanding payment deferrals for each industry type.

	At June 30, 2020
	(dollars in thousands)
Industry Type	Number of Loans	Balance Outstanding ($)	% of Total Loans Outstanding	Loan Commitments ($)	Total Outstanding with Payment Deferrals ($)

Retail (non-essential)	19	$17,157	3.5%	$509	$2,041
Eating and Drinking Establishments	39	16,415	3.4	3,210	9,881
Construction Trades	50	11,780	2.4	9,253	-
Hotels/Accommodations	17	11,190	2.3	854	6,903
Dental and Medical Practices and Gyms	13	3,718	0.8	2,058	193
	138	$60,260	12.4%	$15,884	$19,018

The Company continues to place a high priority on ensuring the safety and health of its customers and employees and has put in place physical enhancements, strict social distancing protocols, and enhanced cleaning measures.  The Company encourages its customers to use the branch drive-thru lanes, mobile banking and online banking services or one of its 1,900+ surcharge free ATM locations to promote appropriate social distancing protocols.

“As we continue to manage through the ongoing pandemic, we have been successful in delivering uninterrupted service and support, both in-branch and online, to all of our customers,” stated Daniel P. Reininga, President and Chief Executive Officer. “We continue to take every precaution necessary to ensure the safety of our customers, employees, and vendor partners. Our ability to assist customers with the origination of PPP loans during this challenging economic environment reflects the Bank’s continued focus on “Putting People First” and we are proud of the efforts put forth by our loan officers to meet the needs of our community members.”

2020 Second Quarter and Year to Date Financial Highlights:

•

Net interest income increased $355,000, or 7.6%, for the three months ended June 30, 2020 when compared to the three months ended June 30, 2019 and $713,000, or 7.7%, for the first six months of 2020 when compared to the first six months of 2019 primarily due to an increase in average commercial real estate and commercial construction loans;

•

Provision for loan losses for the six months ended June 30, 2020 was $825,000, a $400,000 increase in comparison to the prior year period, primarily reflecting the economic uncertainty relating to COVID-19.  The resulting allowance was 1.09% of the total loan portfolio (excluding the $23.1 million of PPP loans which were outstanding as of June 30, 2020 and are 100% guaranteed by the SBA);

•

Loans, net totaled $487.9 million at June 30, 2020, compared to $470.8 million at December 31, 2019, an increase of $17.1 million, or 3.6%, primarily due to the origination of PPP loans during the second quarter of 2020;

•	Total assets at June 30, 2020 increased $66.9 million, or 11.0%, to $677.8 million when compared to December 31, 2019 primarily due to the origination of PPP loans and an increase in deposits; and

•

Total deposits grew by $67.0 million, or 13.9%, to $550.5 million at June 30, 2020 when compared to December 31, 2019, primarily due to the PPP loan proceeds being placed in customers’ deposit accounts and growth in core deposits.

“Although our year to date results have been impacted by the marked decline in interest rates and an increased provision for loan losses, our strong capital levels will allow us to appropriately manage the risks presented by the current economic environment,” stated Mr. Reininga.  “We remain focused on meeting the needs of our community members with a high quality, multi-channel service model that provides an opportunity for existing and new customers to obtain loans or to place deposits by means of our multiple and diversified, high quality banking products and services.”

Net Interest Income

Second quarter 2020 net interest income increased $355,000, or 7.6%, to $5.0 million as compared to $4.7  million for the second quarter 2019.  The first six months of 2020 net interest income increased $713,000, or 7.7%, to $9.9 million as compared to $9.2 million for the first six months of 2019.

Interest income for the second quarter of 2020 was $6.1 million, an increase of $192,000, or 3.2%, compared to $5.7 million for second quarter 2019.  The increase was attributable to a $94.0 million, or 18.0%, increase in the average balance of interest-earning assets during second quarter 2020 as compared to the second quarter 2019. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of cash and cash equivalents, commercial real estate, commercial construction and PPP loans.

Interest income for the first six months of 2020 was $12.4 million, an increase of $821,000, or 7.1%, compared to $11.6 million for the first six months of 2019.  The increase was attributable to an $81.5 million, or 15.9%, increase in the average balance of interest-earning assets during the six month period ended June 30, 2020 as compared to the six month period ended June 30, 2019. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of cash and cash equivalents, commercial real estate,  commercial construction and PPP loans.

Second quarter 2020 interest expense was $1.1 million, a decrease of $163,000, or 12.8%, from $1.3 million for the second quarter 2019 primarily due to a decrease in interest paid on deposit accounts. During the second quarter of 2020, there was a 32 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since June 30, 2019. The decrease was partially offset by a $60.1 million, or 15.3%, increase in average interest bearing deposits during the 2020 second quarter as compared to the 2019 second quarter.  The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth and the deposit of PPP funds and government stimulus funds into our customers’ deposit accounts.  Interest expense was impacted to a lesser extent by a $42,000 increase in interest paid on borrowings due to a $10.0 million increase in the average balance of borrowings during second quarter 2020 as compared to the 2019 second quarter.

The first six months of 2020 interest expense was $2.5 million, an increase of $108,000, or 4.5%, from $2.4 million for the first six months of 2019 primarily due to an increase in interest paid on long-term borrowings. Interest expense paid on long-term borrowings increased by $69,000 due to an $8.9 million increase in the average balance of borrowings during the first six months of 2020 as compared to the first six months of 2019. The increase in the average balance was due to additional borrowings drawn by the Bank to take advantage of low, fixed interest rates to fund loan growth and mitigate interest rate risk. Interest expense was also impacted by a $55.0 million, or 14.2%, increase in average interest bearing deposits during the six month period ended June 30, 2020 as compared to the six month period ended June 30, 2019.  The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth and the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts.

Non-Interest Income

Non-interest income was $608,000 for the second quarter of 2020, an increase of $62,000, or 11.4%, as compared to the same quarter in the prior year. The increase was primarily due to an $110,000 increase in gains on the sale of loans and a $58,000 decrease in unrealized losses on interest rate swaps and equity securities partially offset by a $102,000 decrease in service charges and fees. The decrease in service charges and fees was primarily due to the waiver of certain ATM fees and other service charges to provide relief to customers during the COVID-19 pandemic.

Non-interest income was $1.1 million for the first six months of 2020, a decrease of $72,000, or 6.3%, as compared to the first six months in the prior year. The decrease was primarily due to a $138,000 increase in unrealized losses on interest rate swaps and equity securities as a result of decreases in market interest rates during the first six months of 2020 and a $73,000 decrease in service charges and fees due to the waiver of certain ATM fees and other service charges for our customers during the COVID-19 pandemic. The decrease in non-interest income was partially offset by a $147,000 increase in gains on the sale of loans.

Non-Interest Expense

Non-interest expense was $3.7 million for the second quarter of 2020, a decrease of $212,000, or 5.4%, as compared to the same quarter in the prior year. The decrease was primarily due to a decrease in salaries and employee benefits by $214,000, or 10.0%, due to an increase in deferred salary expense related to PPP loan originations and decreases in stock based compensation expenses and health insurance costs. The current year second quarter also had lower other expenses and data processing expenses, which were partially offset by higher expenses for occupancy and equipment, professional services and postage and supplies.

Non-interest expense was $7.7 million for the first six months of 2020, a decrease of $217,000, or 0.1%, as compared to the first six months of 2019. The decrease was primarily due to a decrease in salaries and employee benefits which decreased by $259,000, or 5.9%, due to an increase in deferred salary expense related to PPP loan originations and decreases in stock compensation expenses and health insurance costs, partially offset by an increase in employee salaries. The first six months of 2020 also had lower FDIC insurance and data processing expenses which were nearly offset by higher expenses for occupancy and equipment, advertising and postage and supplies.

Asset Quality

The provision for loan losses for second quarter 2020 was $325,000 as compared to $350,000 for second quarter 2019. The decrease in the provision expense was primarily due to lower reserves required for loan originations in the second quarter of 2020, as loans originated during the second quarter of 2020 were primarily PPP loans that are guaranteed by the SBA.  The decrease in the provision expense was partially offset by an adjustment of certain qualitative factors to take into account the impact of COVID-19 and related economic conditions on borrowers’ ability to repay loans and an increase in criticized commercial real estate loans.

The provision for loan losses for the first six months of 2020 was $825,000 as compared to $425,000 for the first six months of 2019. The increase in the provision expense was primarily due to an adjustment of certain qualitative factors to take into account the impact of COVID-19 and related economic conditions on borrowers’ ability to repay loans and an increase in criticized commercial real estate loans. Non-performing loans as a percent of total net loans increased to 1.05% at June 30, 2020 as compared to 0.75% at December 31, 2019 primarily due to an increase in non-performing commercial real estate, residential real estate and home equity loans. The Company’s allowance for loan losses as a percent of total net loans was 1.04% and 0.91% at June 30, 2020 and December 31, 2019, respectively.

Balance Sheet Summary

Total assets at June 30, 2020 were $677.8 million, a $66.9 million, or 11.0%, increase as compared to $610.9 million at December 31, 2019. Loans receivable, net at June 30, 2020 were $487.9 million, an $11.1 million, or 3.6%, increase as compared to $470.8 million at December 31, 2019. The increase in total loans was primarily due to PPP loan originations. Cash and cash equivalents increased by $48.6 million, or 160.4%, from $30.3 million at December 31, 2019 to $78.9 million at June 30, 2020.  The increase was primarily due to a $67.7 million increase in deposits, partially offset by an $18.2 million net cash outflow relating to net loan originations and principal collections. Total deposits at June 30, 2020 were $550.5 million, an increase of $67.0 million, or 13.9%, compared to $483.5 million at December 31, 2019. The increase in deposits was due to an increase in core deposit accounts primarily through organic growth and the deposit of PPP funds and government stimulus funds into our customers’ deposit accounts.

Stockholders’ equity at June 30, 2020 was $84.5 million as compared to $82.8 million at December 31, 2019. The increase in stockholders’ equity was primarily attributed to net income and an increase in accumulated other comprehensive income which was partially offset by dividend payments and stock repurchases during the first six months of 2020.

Dividends Declared

The Company’s Board of Directors approved a $0.12 per share cash dividend on the Company’s common stock on July 22, 2020, payable on August 20, 2020, to shareholders of record as of August 6, 2020. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 62.1%, of the Company’s total outstanding stock as of July 24, 2020, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $11.92 on July 21,  2020, which implied a dividend yield for the Company’s common stock of 4.0%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on its business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.

 # # # # #

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2020	2019
	(Unaudited)
	(Dollars in thousands)

Total assets	$677,804	$610,869
Cash and cash equivalents	78,864	30,289
Securities available for sale	72,889	71,201
Loans receivable, net	487,928	470,816
Deposits	550,485	483,476
Long-term debt	32,350	34,650
Stockholders’ equity	84,508	82,840

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,144	$5,952	$12,435	$11,614
Interest expense	1,106	1,269	2,501	2,393
Net interest income	5,038	4,683	9,934	9,221
Provision for loan losses	325	350	825	425
Net interest income after provision for loan losses	4,713	4,333	9,109	8,796
Total non-interest income	608	546	1,063	1,135
Total non-interest expense	3,735	3,947	7,733	7,950
Income before income taxes	1,586	932	2,439	1,981
Income tax expense	233	127	355	278
Net income	$1,353	$805	$2,084	$1,703
Basic and diluted earnings per share	$0.23	$0.13	$0.35	$0.28
Dividends declared per share	$0.12	$0.12	$0.24	$0.24

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)

Return on average assets	0.82%	0.57%	0.65%	0.61%
Return on average equity	6.41%	3.95%	4.95%	4.20%
Average interest-earning assets to average interest-bearing liabilities	126.66%	124.72%	124.95%	124.53%
Interest rate spread	3.07%	3.37%	3.13%	3.36%
Net interest margin	3.27%	3.58%	3.34%	3.59%

	June 30,	December 31,
	2020	2019
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.05%	0.75%
Non-performing assets as a percent of total assets	0.78%	0.71%
Allowance for loan losses as a percent of total net loans	1.04%	0.91%
Allowance for loan losses as a percent of non-performing loans	99.22%	120.30%

	June 30,	December 31,
	2020	2019
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,918,269	5,924,339
Treasury stock, number of shares held	918,245	912,175
Book value per share	$14.16	$13.98